Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Preliminary Approval to Participate in CPP

Syracuse, NY, December 9, 2008 - Alliance Financial Corporation (Nasdaq: ALNC) (“Alliance”) announced today that it received preliminary approval from the U.S. Department of the Treasury (“UST”) to participate in its Capital Purchase Program. As a participant in the program, Alliance could issue up to $26.9 million in senior preferred stock and related warrants to the UST. Receipt of the funding is subject to Alliance’s acceptance of the terms of the agreements and a formal closing.

Jack H. Webb, President and Chief Executive Officer of Alliance, said, “The preliminary approval to participate in this voluntary program, which is designed to stimulate lending and strengthen the country’s financial system, further affirms Alliance’s financial strength and our successful business model. This additional capital would bolster our already strong capital levels, enhancing our flexibility to expand prudent lending in Central New York and pursue strategic opportunities as they arise.”

The preferred stock would have a 5% dividend rate for five years and 9% thereafter if not sooner redeemed. In addition, the preferred stock would carry warrants to purchase shares of Alliance common stock; the warrants would expire in 10 years. Additional details of the CPP securities are available at the UST’s website: www.treasury.gov/initiatives/eesa

Alliance’s total risk-based capital ratio of 11.71% at September 30, 2008 is well above regulatory requirements for a well-capitalized financial institution. The addition of the new capital would raise Alliance’s total risk-based capital ratio to over 14.0%.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary providing retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

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